UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: March 30, 2011
(Date of earliest event reported)

BLACK TUSK MINERALS INC.
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-52372 (Commission File Number)	20-3366333 (IRS Employer Identification No.)

7425 Arbutus Street, Vancouver, B.C. Canada V6P 5T2
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (778) 999-2575

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement

On February 8, 2011, Magellan Management Company (“Magellan”), an entity wholly owned and controlled by Gavin Roy, the president and a director of Black Tusk Minerals Inc. (the “Company), acquired 5,163,313 units through a private placement offering (the “Magellan Placement”). The units were offered and sold on the same terms as a private placement offering to third party non-affiliated investors.

The Company has determined that it may have improperly effected a share consolidation and that the Company may not have sufficient authorized capital to satisfy the Company’s business objectives and obligations. On March 30, 2011, the Company entered into a rescission and conditional purchase agreement with Magellan (the “Rescission and Conditional Purchase Agreement”) whereby Magellan and the Company agreed to rescind a portion of the Magellan Placement by rescinding and cancelling 2,703,509 shares of common stock and 2,703,509 share purchase warrants (collectively, the “Rescinded Units”) in consideration for the Company’s acknowledgement of the debt obligation in the amount of $135,175.45 owed to Magellan in connection with the rescission of a portion of the Magellan Placement. The Company and Magellan also agreed that the Company would use commercially reasonable efforts to amend the Articles of Incorporation to increase the authorized capital of the Company, including obtaining shareholder approval for the amendment by a majority of the shareholders of the Company and a majority of the disinterested shareholders of the Company (shareholders excluding Magellan and Gavin Roy), and upon the increase in the authorized shares of common stock of the Company, the Company will permit Magellan to purchase the Rescinded Units under the Rescission and Conditional Purchase Agreement under the same terms as the Magellan Placement.

The Rescission and Conditional Purchase Agreement was approved by the Board of Directors of the Company on March 30, 2011.

Item 5.02.  Appointment of Principal Officer

James Bordian was appointed by the board of directors of the Company as the Chief Financial Officer of the Company effective March 30, 2011.

James Bordian is a retired Chartered Accountant and Certified Internal Auditor with over 40 years experience. During his career, Mr. Bordian has held senior management positions with US Plywood, Dillingham Corporation, Air Canada, and BC Hydro.  Presently he is Vice President of a Vancouver-based private management-consulting firm offering financial accounting services. James Bordian has also held the following past positions: Director and Chairman of Audit and Finance Committee for Royal Aloha Vacation Club; Director and Treasurer of Grand Lakefront Resort Club Canada; and President of Institute of Internal Auditors – Vancouver Chapter. Mr. Bordian has extensive experience in income tax planning, budgeting, financial statement presentations and business evaluations. James Bordian is 70 years old and is the father of Kurt Bordian, a director of the Company.

Item 7.01. Regulation FD Disclosure.

On April 4, 2011, the Company filed the attached technical report entitled “Geological Evaluation of the Huanza Property” dated February 2011 (the “Huanza Technical Report”) with the securities regulatory authorities in Canada, pursuant to Canadian securities laws.  The Huanza Technical

Report is hereby being furnished to the Securities and Exchange Commission (“SEC”) on Form 8-K to satisfy the Company’s “public disclosure” obligations under Regulation FD of the SEC.

The Huanza Technical Report was prepared in accordance with Canadian National Instrument 43-101 of the Canadian Securities Administrators (“NI 43-101”) by Glen MacDonald, P.Geo., who is a Qualified Person as defined by NI 43-101.  The Huanza Technical Report was prepared by Mr. MacDonald at the request of Robert Krause, a Company geologist. The Huanza Technical Report is based on information collected by Mr. MacDonald during a site visit to the Company’s properties in the Huanza District of Peru in August 2009, with additional information collected through publicly available sources and provided by the Company.

Investors in the United States should be cautioned that all mineral resource and mineral reserve estimates have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101.  U.S. reporting requirements for disclosure of mineral properties are governed by the SEC Industry Guide 7 (“Guide 7”).  NI 43-101 and Guide 7 standards are substantially different.  The terms “mineral reserve,” “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101.  These definitions differ from the definitions in Guide 7.  Under Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.

The Huanza Technical Report uses the term “estimated resource.”  This term is not defined under Guide 7 and is normally not permitted to be used in reports and registration statements filed with the SEC.  Investors in the United States are cautioned not to assume that any part or all of the mineral deposits in this category will ever be converted into reserves.  “Estimated resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such an “estimated resource” will ever be upgraded to a higher category.  Investors are cautioned not to assume that all or any part of an “estimated resource” exists or is economically or legally mineable.

Item 9.01 Exhibits

Exhibits relating to Item 7.01 are intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

Exhibit No.	Description
99.1	Technical report entitled "Geological Evaluation of the Huanza Property" dated February 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Black Tusk Minerals Inc.
(Registrant)

Dated: April 5, 2011	By: /s/ Gavin Roy
Gavin Roy President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Technical report entitled "Geological Evaluation of the Huanza Property" dated February 2011